Exhibit 23.3
Consent of Independent Auditors
Intelius Inc
Bellevue, Washington
We herby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated October 12, 2009, relating to the financial statements of Zaba, Inc., which is contained in that Prospectus.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ BDO Seidman, LLP

Seattle, Washington

October 15, 2009